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EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Prentiss Properties Trust on Form S-3 (File Nos. 333-38079, 333-49295, 333-49433, and 333-60785) and Form S-8 (File No. 333-20329) of our reports dated
(i) February 5, 1999 on our audits of the combined statement of revenues and certain operating expenses of the Calverton Office Park Properties and the statement of revenues and certain operating expenses of the 7101 Wisconsin Avenue Property and (ii) February 12, 1999 on our audits of the statement of revenues and certain operating expenses of the One O'Hare Centre Property and the combined statement of revenues and certain operating expenses of the Fidinam Office Portfolio, all of which reports are included in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
March 31, 1999